EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP. ANNOUNCES APPOINTMENTS TO THE BOARD OF DIRECTORS

BERWYN, Pennsylvania, February 5, 2008 – Dollar Financial Corp. (NASDAQ: DLLR — News), a leading international financial services company serving under-banked consumers, today announced the appointment of two new board members – Ron McLaughlin, who has extensive experience in Canadian public affairs, public relations and marketing, and Michael Kooper, an Area Chairman of Gallagher Benefit Services, Inc., which is the fourth largest commercial insurance and risk management company in the world. All board appointments were effective January 30, 2008.

“On behalf of the Board of Directors, I am delighted to welcome Ron and Michael, two talented and highly qualified individuals,” said Jeffrey Weiss, Chairman and CEO of Dollar Financial Corp, “We look forward to benefiting from their expertise, experience and leadership.”

Mr. McLaughlin served in a number of senior executive positions in both the public and private sectors. He joined the office of the Premier of Ontario in 1996 and while serving as the Chief of Staff had responsibility for direct support to the Premier, including matters such as management of political staff, development and execution of the strategic direction of the government, and liaison with the Prime Minister’s office and the offices of the other Premiers on a variety of policy and political matters. He rejoined the private sector in 2000 and subsequently founded Chapman Inc. Since that time, Mr. McLaughlin has worked with a variety of clients, directly and through Chapman Inc. or a partnership with McLaughlin-Moses on a diverse array of mandates, including raising investment capital, strategic government relations, and developing strategic alternatives for businesses that would benefit from effective partnering with the Canadian government. Mr. McLaughlin has served on the boards of a number of organizations including: ProDemnity Insurance, St. Michael’s Hospital and the Ontario Special Olympics.

Michael Kooper started an employee benefits firm in the mid-1970’s, which initially focused on middle-sized companies. In 1984, he created “The Kooper Group” and began consulting and providing services to Fortune 500 companies, while expanding his business to include acquisitions assistance. Mr. Kooper subsequently sold his firm to Gallagher Benefit Services, Inc. for which he currently serves as Area Chairman. Mr. Kooper previously served for many years on the boards of various subsidiaries of Reliance Group Holdings, and currently serves on the corporate board of BioScrip Corporation.

About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At December 31, 2007, the Company’s global store network consisted of 1,442 stores, including 1,088 company-operated financial services stores and 354 franchised and agent locations in 32 states, the District of Columbia, throughout Canada and in the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environment, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in Form S-3 for the Company’s Senior Convertible Note offering filed with the SEC on September 20, 2007 and its fiscal 2007 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.